EXHIBIT 99.1

RMG Networks Secures New Revolving Credit Facility from Silicon Valley Bank

DALLAS, TX – November 4, 2015 -- RMG Networks Holding Corporation (NASDAQ: RMGN), or RMG NetworksTM, a leading provider of technology-driven visual communications solutions, announced today that it has entered into a new $7.5 million revolving credit facility with Silicon Valley Bank. The credit facility has a scheduled maturity date of October 13, 2017.

The credit facility was undrawn at the time of closing, and the company intends to use the new credit facility as needed to finance future growth and meet working capital needs. Availability under the credit facility is tied to a borrowing base formula. Borrowings under the credit facility will bear interest at a floating rate equal to the prime rate plus 1.25% or 2.25% per annum, depending on whether certain conditions are satisfied.

“Securing this low interest, non-dilutive financing strengthens our financial flexibility and provides us access to additional working capital as we continue to execute on organic growth initiatives,” said Robert Michelson, Chief Executive Officer and President of RMG Networks.  “We believe our ability to obtain this type of bank financing demonstrates the progress we are making in stabilizing our financial position and returning RMG Networks to recurring EBITDA generation."

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

Except for historical information contained herein, the matters set forth in this release are "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "anticipate," "intend," "plan," "goal," "seek," "believe," "project," "estimate," "expect," "strategy," "future," "likely," "may," "should," "will" and similar references to future periods.  Examples of forward-looking statements include, among others, statements we make regarding statements we make regarding expected future operating results, such as anticipated future growth and our ability to achieve positive EBITDA. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in the company’s Safe Harbor Compliance Statement for Forward-Looking Statements included in the company’s recent filings, including Forms 10-K and 10-Q, with the Securities and Exchange Commission. The forward-looking statements speak only as of the date made, and the company undertakes no obligation to update these forward-looking statements.

© 2015 RMG Networks Holding Corporation. RMG Networks and its logo are trademarks and/or service marks of RMG Networks Holding Corporation.

About RMG Networks

RMG NETWORKS (NASDAQ: RMGN) is a worldwide leader in intelligent visual communications that help businesses increase productivity, efficiency and engagement through digital messaging. By combining best-in-class software, hardware, business applications and services, RMG Networks offers a single point of accountability for integrated data visualization and real-time performance management. The company, who values 70% of the Fortune 100 as clients, is headquartered in Dallas, Texas, with additional offices in the United States, United Kingdom, Singapore and the United Arab Emirates. For more information, visit www.rmgnetworks.com.

Contact:

Investor
Brett Maas/Rob Fink

646-536-7331/646-415-8972

ir@rmgnetworks.com

or

Media
Julie Rasco
800-827-9666
Julie.Rasco@rmgnetworks.com

Source: RMG Networks